Exhibit 4.3

LOCK-UP AGREEMENT

THIS AGREEMENT (this "Agreement") is dated as of October ___, 2007 by and among International Imaging Systems, Inc., a Delaware corporation, (the "Company"), and the Stockholders of the Company listed on Schedule A attached hereto (collectively, the "Stockholders").

WHEREAS, to induce the Purchasers (the “Purchasers”) to enter into the Series A Convertible Preferred Stock Purchase Agreement dated as of October __, 2007 (the “Purchase Agreement”) by and among the Company and the Purchasers, the Stockholders have agreed not to sell any shares of the Company’s common stock, $0.001 par value per share (the "Common Stock"), that such Stockholders presently own or may acquire after the date hereof, except in accordance with the terms and conditions set forth herein. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Restriction on Transfer; Term. Each Stockholder hereby agrees with the Company that such Stockholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly (all such foregoing methods being collectively referred to herein as “Sell”), any of the shares of Common Stock during the period commencing on the Closing Date and expiring on the date that is twelve months following the effective date of the registration statement (the “Effective Date”) filed by the Company with the Securities and Exchange Commission providing for the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares issued pursuant to the Purchase Agreement (the “Period”); provided that, each Stockholder also agrees that it shall not Sell more than one-tenth (1/10) of the shares of Common Stock he/she owns for a period of twenty four (24) months following the Period.

2. Permitted Dispositions. The following dispositions of Common Stock shall not be subject to the restriction on transfer set forth in Section 1:

(a) Each Stockholder may transfer Common Stock to his or her spouse, siblings, parents or any natural or adopted children or other descendants or to any personal trust for the sole benefit of such family members and/or Stockholder;

(b) Each Stockholder may transfer Common Stock on his or her death to such Stockholder’s estate, executor, administrator or personal representative or to such Stockholder’s beneficiaries pursuant to a devise or bequest or by laws of descent and distribution;

(c) Each Stockholder may transfer Common Stock as a gift or other transfer without consideration;

(d) Each Stockholder may make a bona fide pledge of Common Stock to a lender; and,

(e) Each Stockholder may participate in any transaction in which all holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock, provided, however, that in the case of any transfer of Common Stock pursuant to clauses (a), (c), and (d), the transferor shall, at the request of the Company, provide evidence (which may include, without limitation, an opinion of counsel satisfactory in form, scope and substance to the Company in its sole discretion as the issuer thereof) satisfactory to the Company that the transfer is exempt from the registration requirements of the Securities Act, and such Common Stock shall remain subject to this Agreement and, as a condition of the validity of such disposition, the transferee shall be required to execute and deliver a counterpart of this Agreement. Thereafter, such transferee shall be deemed to be the Stockholder for purposes of this Agreement.

3. Ownership. During the Period, the Stockholders shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

4. Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and the Purchase Agreement.

5. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 5), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

International Imaging Systems, Inc.
c/oXi'an Baorun Industrial Development Co. Ltd.
Dongxin Century Square,  7th Floor
Xi'an East City High-tech Industrial Development Park
Shannxi Province,  P.R. China
Attn: Mr. Gao Xincheng
Tel:  86 29 82682019
Fax: 86 29 82683629

With copies to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue
New York, NY10154
Attn: Mitchell S. Nussbaum
Tel: 212.407.4159
Fax: 212.407-4990

or to such other address as any party may specify by notice given to the other party in accordance with this Section 5.

6. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

7. Entire Agreement. This Agreement contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

9. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 5.

10. Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

11. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

13. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

INTERNATIONAL IMAGING SYSTEMS, INC.

By:
Name: Mr. Gao Xincheng Title: CEO

STOCKHOLDER Redsky Group Limited

By:
Name: Title:

[Signature Page to Lock-Up Agreement]

Schedule A

Redsky Group Limited